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                                                                   EXHIBIT 10.28

                              SEPARATION AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into as of the 7th day of August, 2003, by and between SCOLR, Inc., a Delaware corporation (the "Company") and David T. Howard ("Howard") in order to provide the terms and conditions of Howard's separation of employment, and to fully and completely resolve any and all issues that Howard might have in connection with his relationship with the Company and any related or affiliated Companies and the termination of such relationships.

      NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1. Termination of Employment Relationship and Separation. Howard's employment with the Company shall cease effective August 7, 2003 (the "Separation Date"). All of Howard's wages and employee benefits (except as otherwise provided herein) will also cease as of the Separation Date. The parties agree that Howard will be paid accrued wages through the Separation Date and will be paid for two weeks of accrued vacation, both computed at his current rate of compensations and less lawfully required witholdings.

2. Resignation. Howard hereby resigns from all employee and officer and Director positions with the Company and its subsidiaries; provided, however, that Howard shall continue as a director of the Company for the remainder of his term or until such time as he determines (in his discretion) that his resignation would be appropriate.

3. Bonus. Howard shall receive a bonus of $100,000 in recognition of services rendered to the Company and in consideration of the execution of this Agreement.

4. Stock Options. Howard has been granted stock options (the "Options") exercisable for up to 800,000 shares of the Company's common stock. The terms of the Options are hereby amended as follows:

      4.1 The Options shall become vested and immediately exercisable as to an aggregate of 480,000 shares ("Vested Options"). The remaining 320,000 options may be terminated by the Company. Howard may receive additional option grants during the period of his service as a director of the Company and such options shall vest in accordance with the terms of the respective grants and the Company's 1995 Stock Option Plan (the "Plan").

      4.2 The Vested Options shall remain exercisable until the later of close of business on December 31, 2004, or until Howard ceases to serve as a director of the Company and for such period thereafter as provided in the applicable Option grant and in the Plan.
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      4.3   On the later of December 31, 2004, or when Howard ceases to serve as a director of the Company and such period thereafter that the Options are exercisable in accordance with the terms of the Option grant and the Plan, any portion of the Options remaining unexercised shall be cancelled and shall revert back to the Plan.

5. Attorney's Fees. The Company shall pay Howard's reasonable attorney's fees incurred in connection with the negotiation, drafting and review of this Agreement and the Advisory Agreement in an amount not to exceed $2,000

6. Waiver of Claims. In return for the benefits conferred by this Agreement and other related events, Howard, on behalf of himself and his marital community, heirs, executors, administrators and assigns, hereby releases in full, and forever discharges, acquits, and holds harmless, the Company, including any of the Company's past or present parent, subsidiary or otherwise affiliated (through common ownership to any extent or otherwise) corporations, partnerships, or other business enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, attorneys, accountants, representatives, agents and employees (these entities/persons together with the Company are collectively referred to as "Associated Persons"), from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively "Claims") that Howard may possess, whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to Howard's employment or relationship with the Company, or the Separation of such employment; provided that this release does not Claims arising under the express terms of this Agreement and since it is the Equal Employment Opportunity Commission's position that a right to file a claim cannot be waived, this release does not include the right to file a claim with the Equal Employment Opportunity Commission (although Howard expressly waives his right to obtain any personal relief or damages related to any EEOC claim or charge). This release includes, but is not limited to, any Claims that Howard might have for additional compensation, including without limitation any Claim for any past, current or future wages, bonuses, incentive payments, severance or benefits and applies to Claims for damages or other personal remedies that he might have under federal, state and/or local law dealing with employment, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, Title VII of the Civil Rights Act of 1965, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington's Law Against Discrimination, Chapter 49.60 RCW, and Washington's Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages or other personal legal or equitable remedies that Howard may have as a result of filing any complaint, charge or other action before any administrative agency. This release shall not affect any reimbursement rights Howard may have under any medical insurance or any accrued rights under any retirement savings plan and shall not affect or include any


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      rights he now has or may have in the future as a shareholder or stockholder of the Company or any related or affiliated company or entity nor does it nor will it affect or include any rights he has to indemnification by the Company for claims against him by third parties, and such indemnification rights shall remain in full force and effect beyond the term of this Agreement. HOWARD ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT HE MAY HAVE AGAINST THE COMPANY, INCLUDING ASSOCIATED PERSONS, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE AND THOSE RIGHTS PROVIDED HEREIN.

      Similarly, in return for the benefits conferred by this Agreement and other related events, the Company hereby releases in full, and forever discharges acquits, and holds harmless, Howard, from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively "Claims") that the Company may possess, whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to Howard's employment with the Company, or the Separation of such employment and/or his role or status as an officer, director and agent of the Company.

7. Indemnification. To the fullest extent authorized or permitted by the laws of the State of Delaware and the Company's Certificate of Incorporation, the Company shall defend and indemnify Howard against liability in connection with any proceeding to which Howard is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company.

8. Non-Admission of Liability. The Company is offering these benefits to Howard due to its desire to have an amicable separation of employment with him and in recognition of his past contributions to the Company. This Agreement shall not be construed as an admission by the Company of any liability to Howard, breach of any agreement between the parties, or violation by the Company of any statute or regulation. Howard is accepting these benefits due to his desire to have an amicable separation of employment from the Company. This Agreement shall not be construed as an admission by Howard of any liability to the Company, breach of any agreement between the parties, or violation by Howard of any statute or regulation.

9. Confidentiality. Howard and the Company executed a Proprietary Information and Invention Agreement dated June 8, 2000 which remains in full force and effect.

10. Reference. The Company agrees to provide Howard a favorable letter of recommendation executed by the Chairman of the Company's Board of Directors for Howard's use with respect to prospective employers, in such form as the parties shall reasonably agree.


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11.   Miscellaneous.

      11.1 Entire Agreement. This document is the entire, final and complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto.

      11.2 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      11.3 Binding Effect. All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

      11.4 Amendment. No supplement, modification or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

      11.5 Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

      11.6 Enforcement. In the event that there is a breach of this Agreement by either party or noncompliance with the terms contained herein, the nondefaulting or prevailing party shall be entitled to recovery of any reasonable attorney's fees and costs incurred in enforcing this Agreement.

      11.7 Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Washington, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts in Seattle, Washington. The parties hereby irrevocably submit to the jurisdiction of such courts for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

      11.8 Counterparts. This Agreement may be executed by the parties individually or in separate counterparts, each of which shall be an original, and each of which taken together shall constitute one in the same agreement.


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      11.9  Further Acts. The parties agree to execute such additional documents and take such other actions as are reasonably necessary to implement the terms of this Agreement.

12. No Pressure or Coercion. Howard acknowledges that he has read this Agreement and is being given an opportunity to consider it for up to twenty-one days, although he may sign it and deliver it to the Company during the twenty-one day period. Howard has been advised to discuss it with financial and legal counsel of his choice. The parties further acknowledge that he may revoke this Agreement within seven (7) days after he has signed and delivered it. Only after that seven-day period has passed, will the obligations under this Agreement become effective.

      IN WITNESS WHEREOF, the parties have executed this agreement freely, voluntarily and with a complete understanding of its terms and present and future effect as of the date set forth above.

DAVID T. HOWARD                                  SCOLR, INC.



/s/   DAVID T. HOWARD                            /s/    Daniel B. Ward
---------------------------                      ---------------------------
                                                 By:    Daniel B. Ward
                                                 Title: Director and Chairman of
                                                        Compensation Committee

Date:                                            Date:
     ----------------------                           ----------------------


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